UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Forte Biosciences, Inc.
(Name of Registrant as Specified In Its Charter)

CAMAC FUND, LP

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

ERIC SHAHINIAN

MCINTYRE PARTNERSHIPS, LP

MCINTYRE CAPITAL GP, LLC

MCINTYRE CAPITAL MANAGEMENT, LP

MCINTYRE CAPITAL MANAGEMENT GP, LLC

ATG FUND II LLC

ATG CAPITAL MANAGEMENT, LLC

GABRIEL GLIKSBERG

MICHAEL G. HACKE

CHRIS MCINTYRE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Camac Fund, LP and ATG Capital Management, LLC, together with the other participants named herein (collectively, the “Concerned FBRX Stockholders”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their highly-qualified director nominees at the 2023 annual meeting of stockholders of Forte Biosciences, Inc., a Delaware corporation (the “Company”).

On September 14, 2023, the Concerned FBRX Stockholders issued the following press release:

ISS and Glass Lewis Recommend Forte Biosciences Stockholders Vote FOR Boardroom Change at the Company’s Upcoming Annual Meeting

Both Leading Independent Proxy Advisory Firms Conclude Forte’s Poor Performance and Dilutive, Anti-Stockholder Actions Under Chairman and CEO Dr. Paul Wagner’s Leadership Indicate Boardroom Change is Urgently Needed

Glass Lewis Recommends Stockholders Vote FOR the Group’s Director Candidates – Michael Hacke and Chris McIntyre – Noting They Would Bring Value-Additive Capital Allocation and Investment Experience to the Company’s Board

Glass Lewis Acknowledges Forte’s “Entrenched Board” is in Dire “Need of Fresh Perspectives,” Necessitating Chairman and CEO Dr. Paul Wagner and Dr. Lawrence Eichenfield’s Removal

Investors are Encouraged to Vote for Michael Hacke and Chris McIntyre on the WHITE Proxy Card Ahead of the Company’s Annual Meeting Scheduled for September 19th

NEW YORK--(BUSINESS WIRE)-- Camac Partners, LLC (“Camac”) and ATG Capital Management, LLC (“ATG”) (together with the other participants in their solicitation, the “Concerned Stockholders,” the “Group” or “we”), which collectively own approximately 8.5% of the outstanding common stock of Forte Biosciences, Inc. (Nasdaq: FBRX) (“Forte” or the “Company”), today announced that leading independent proxy advisory firms Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., LLC (“Glass Lewis”) have recommended stockholders support boardroom change at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for September 19, 2023.

The Group commented:

“We are pleased that both ISS and Glass Lewis have recognized the need for change in Forte’s boardroom and share our grave concerns with the dilutive, anti-stockholder actions taken by the current Board. Under Chairman and CEO Dr. Paul Wagner’s leadership, investors have been repeatedly diluted by capital raises and seen the value of their investment decline by 95% since the Company’s IPO. It is incredibly telling that during a period in which the Board has faced such fierce, widespread rebuke from stockholders on its governance practices, the Nominating and Corporate Governance Committee did not have a single meeting. In its report, ISS recognized that boardroom change is needed to curb actions that run directly contrary to stockholders’ interests, while Glass Lewis highlighted how our director candidates’ capital allocation and investment expertise can be expected to bring value to the Board, the Company and its stockholders moving forward. Ahead of the upcoming Annual Meeting, we urge our fellow stockholders to vote for both of our independent director candidates – Michael Hacke and Chris McIntyre – who have the experience needed to address gaps in the boardroom and help put Forte back on the right path. If elected, both individuals intend to join the Company’s Board with open minds, advocate for stockholders’ best interests and work with the remaining directors to explore all paths to unlocking stockholder value.”

In its report, Glass Lewis detailed why boardroom change is warranted at Forte and why Messrs. Hacke and McIntyre are the right change agents:1

•	“Given the Company’s poor performance, track record of value destructive actions and apparent attempts to entrench incumbent leadership and undermine shareholder rights, we believe the removal of both Management Nominees from the board is warranted.”

•	“Mr. Wagner, as chairman and CEO of the Company, holds particular responsibility for the Company’s poor performance and failure to address shareholder concerns […] Forte’s financial performance has been extremely poor under the tenures of the Management Nominees since the Company’s initial public listing in 2020.”

•	“[…] the board has taken numerous steps to entrench the incumbent leadership and to diminish the rights of shareholders […]”

•	“We agree with the Dissident’s assessment that the Company’s share issuances in mid-2022 and in July 2023 do not appear to have served a clear business need and were dilutive and value destructive for existing shareholders […] we are concerned they appear to be part of an attempt to entrench the incumbent leadership by diluting the interests of critical shareholders ahead of the contested election.”

•	“Given our views that the Company's shareholder rights plan is not in the best interests of shareholders, we believe it would be reasonable for shareholders to also support both of the shareholder proposals (Proposals 6 and 7) [to amend the bylaws so that shareholder rights plans are not effective unless ratified by shareholders and to terminate the Company’s 2022 shareholder rights agreement.]”

•	“[…] the Dissident has nominated two candidates who appear to have relevant qualifications that are currently lacking or underrepresented on the Forte board […] The Dissident Nominees would offer investment, capital markets and capital allocation expertise that we expect could be of value to the board and to the Company going forward.”

•	“We are concerned that the nominating and corporate governance committee did not meet during the last fiscal year […] Here we believe the chair has not performed that responsibility to the satisfaction of shareholders.”

•	“[…] there is sufficient cause for shareholder concern with the Company’s current strategy to focus on the development of FB-102, which is notably early stage, unproven and speculative, in our view.”

•	“[…] there is a strong argument to be made in favor of seriously and credibly evaluating a potential liquidation or other alternatives that might allow shareholders to realize [Forte’s] value [...]”

In highlighting the concerning anti-stockholder actions taken by the Board under Chairman and CEO Dr. Paul Wagner and Dr. Lawrence Eichenfield’s leadership, ISS noted:2

1 Permission to quote Glass Lewis was neither sought nor obtained. Emphases added.

2 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“At worst, the board sold shares at a discount to intrinsic value so as to dilute the power of the dissident shareholders, with all other pre-placement shareholders suffering collateral damage.”

•	“[…] the approach that the board took to engaging with the dissident and the delay in the annual meeting is troubling.”

•	“[…] the failure to submit the [poison] pill to shareholders for a vote, as well as the presence of a classified board structure and supermajority voting requirement, is out of line with governance best practices.”

•	“Although the board had the option of engaging directly with the dissident […] the board opted to have its outside counsel negotiate in the board's place. This led to an interaction in which counsel […] threatened that if shareholders voted the CEO off the board, the remaining directors would expand the board and re-appoint him.”

•	“[…] board change is needed to tweak the way the company provides information to shareholders and to curb actions that […] appear to be contrary to shareholders’ interests.”

•	“In consideration of the board’s ineffective pursuit […] of its strategy, which came at substantial cost to shareholders […], change is warranted to vet the recent financing decision, improve the board’s responsiveness to shareholder priorities, and enhance its approach to investor relations.”

•	“The operational issues identified […] are indicative of a need for better communication with shareholders.”

•	“Withholding support from Eichenfield appears to be the most direct approach to achieve the change that is warranted.”

***

VOTE “FOR” THE CONCERNED STOCKHOLDERS’ HIGHLY QUALIFIED NOMINEES ON THE WHITE PROXY CARD AHEAD OF FORTE’S ANNUAL MEETING ON SEPTEMBER 19, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED FOR THE COMPANY’S NOMINEES PREVIOUSLY, A LATER DATED VOTE FOR THE CONCERNED STOCKHOLDERS’ NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS REGARDING HOW TO VOTE, PLEASE CALL SARATOGA PROXY CONSULTING AT (888) 368-0379 OR (212) 257-1311 OR BY EMAIL AT INFO@SARATOGAPROXY.COM

***

About Camac

Camac is a private investment firm founded in 2011. Camac focuses on extremely mispriced assets in discrete pockets of opportunity. Camac prides itself on its unique sourcing, flexible mandate, and constant focus on non-competitive opportunities. Its investments are long term in nature and focused on compounding capital over several decades rather than months or years.

About ATG

ATG is a privately-held investment firm that manages investment vehicles for select accredited investors. Founded by Gabi Gliksberg, ATG invests primarily in public equity markets, utilizing alternative strategies and shareholder activism, in pursuit of providing superior, long term investment returns. Visit atgfund.com for more information.

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners
Charlotte Kiaie / Ashley Areopagita, 646-386-0091
concernedFBRXstockholders@longacresquare.com

###